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                                                                    Exhibit 10.1

                                      2002
                              Prudential Long-Term
                              Performance Unit Plan

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                                Table of Contents

..   I.          Program Concept

..   II.         Eligibility

..   III.        Granting of Performance Units

..   IV.         Performance Measurement

..   V.          Final Valuation and Payment

..   VI.         Termination of Employment

..   VII.        Plan Funding

..   VIII.       Plan Administration

..   IX.         Revocation, Amendment, and Termination

..   X.          Limitation on Liability

..   XI.         No Contract of Employment

..   XII.        No Right to Participate

..   XIII.       No Limitations on Corporate Actions

..   XIV.        Facilitation of Payments

..   XV.         Addresses; Missing Recipients

..   XVI.        Taxes

..   XVII.       Successors

..   XVIII.      Captions

..   XIX.        Third Parties

..   XX.         Non-Alienation Provision

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I.   Program Concept

The 2002 Prudential Financial Long-Term Performance Unit Plan ("the Plan") has been developed to recognize and reward the contributions that Participants (as hereafter defined) will make towards the Prudential Financial, Inc.'s ("Prudential", "PFI", or "the Company") long-term growth and success.

The Long-Term Performance Unit Plan is one of the four elements of Total Compensation applicable to designated Executives in Prudential. The other elements are: Base Salary, Annual Incentive Award, and Benefits/Perquisites. The Long-Term Incentive Award is designed to focus attention on the importance of sustained company performance over a period of years as well as to assist in the retention of eligible employees.

The Plan is a "bonus program," as described in U.S. Department of Labor Regulations Section 2510.3-2(c). As such, the Plan is not an "employee pension benefit plan," and is thereby exempt from the substantive requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

II.  Eligibility

Employees at the Vice President Grade 6P or equivalent level and above are eligible to participate in this Plan ("Participants"). In addition, the Compensation Committee of the Company retains the discretion to add certain individuals below the rank of Vice President Grade 6P as Participants under the Plan, provided the Committee determines (i) that such individuals are included in a select group of management or highly compensated employees of the Company and (ii) that making such individuals Participants under the Plan is in the best interests of the Company.

III. Granting of Performance Units

Participants will be eligible for an annual grant of Performance Units. The decision to grant Performance Units and the number of Performance Units granted to Plan Participants will be at the discretion of the Compensation Committee. However, significant emphasis will be given to the individual's performance, market considerations, internal guidelines and the number of Performance Units available for grant in arriving at the number to be granted, if any.

The 2002 Performance Unit grants will be valued based upon Company performance from January 1, 2002 through December 31, 2004 (the "performance period"). The 2002 Performance Unit Plan's aggregate award pool will be set at half of 2001's award pool in order to transition the executive population to stock option award eligibility later in 2002 The aggregate award pool will be translated into a number of performance units having an initial grant value of $555 per unit.

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Performance Units may be awarded to new hires and promotions during the year as well as other special circumstances. The number of Performance Units granted to new hires and those receiving promotions during 2002 shall be at the discretion of the Compensation Committee.

IV.  Performance Measurement

The value of the Performance Units is anticipated to increase to $780 per unit over the three-year performance period based on an annual compounded risk-adjusted rate of return of 12%. To calculate award payments, the unit values will then be adjusted by 0.0 to 2.0 based on a relative performance measure.

The performance measure will be PFI's three-year Total Shareholder Return (TSR) relative to a group of peer companies over the performance period. The peer companies will be the companies listed in the following two sub-industries of the S&P 500 Financials Sector (only peer companies remaining in the group at year-end 2004 will count):

                  --       Life & Health Insurance (40301020)

                  --       Diversified Financial Services (40201020)

PFI's three-year TSR performance will be evaluated as follows:

                  -- Performance achievement equal to the 15/th/ percentile or below of the peer group will result in an earnout factor of zero

                  -- Performance achievement equal to the 25/th/ percentile of the peer group will result in an earnout factor of 0.5

                  -- Performance achievement equal to the median of the peer group will result in an earnout factor of 1.0, or "target"

                  -- Performance achievement equal to the 75/th/ percentile of the peer group will result in an earnout factor of 1.5

                  -- Performance achievement equal to the 85/th/ percentile of the peer group will result in a maximum earnout factor of 2.0

                  -- Earnout factors will be in a linear relationship with performance achievement between these points as shown in the graph below

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                   TSR Percentile Rank vs. Performance Factor

                                     [GRAPH]

                  -- The TSR measurement will use average closing prices for the final 20 trading days of 2004 and, as a base period, the average closing prices from December 13, 2001, the PFI IPO date, through December 31, 2001. For PFI, the average closing price for the base period was $31.03

The award values will be determined at the end of the three-year performance period as follows:

         -- Step 1: Multiply each performance unit by $780 to determine target award values

         -- Step 2: PFI's three-year TSR over the performance period will be compared on a relative basis to the three-year TSR of the peer group. For example, assume that PFI's TSR over the performance period ranked above median at the 60/th/ percentile of the peer group. The TSR performance factor will be 1.2

         -- Step 3: Multiply the target award values by the TSR performance factor to determine the performance adjusted award values. Using the above example, this value would be $780 per unit times 1.2, or $936 per unit

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To ensure that other critical performance factors are also given consideration and reflected in the final Plan allocation, the Compensation Committee may, under normal circumstances, adjust the total amount allocated to the Plan by up to plus or minus 15%. Among the factors that will be taken into consideration will be net income and other financial results over the performance period, the level of under or over performance relative to the peer group, changes in market share, customer and employee satisfaction, extraordinary or unusual items, legal liabilities and strategic development factors. In the event of circumstances that the Compensation Committee deems extraordinary, the Compensation Committee reserves the right to make any additional adjustment to the total amount allocated.

V.  Final Valuation and Payment

At the close of the performance period, the award values will be calculated and presented to the Compensation Committee for review and possible adjustment. When the final award value per unit is determined, Corporate Compensation will compute the individual payment for each Participant based on the number of Performance Units granted to the Participant.

The final 2002 awards are anticipated to be paid half in PFI shares and half in cash (subject to the ultimate discretion of the Compensation Committee). Stock price for determining the number of shares payable should be the price in February 2005 when the Compensation Committee declares the units earned and approves their final value.

Any 2002 Performance Unit not granted or any Performance Unit canceled under the circumstances described below, and not re-granted to other Participants, shall not be paid to any Participant and shall revert to the Company.

Payments made under this Plan will not be taken into account in determining benefits or contribution amounts under any employee benefit plan of the Company or any of its affiliates unless such plan shall specifically provide for the inclusion of such amounts in the computation of benefits or contribution amounts.

VI. Termination of Employment

If employment is terminated prior to the payment of the Performance Units, treatment of the Performance Units will be as follows.

A. Discharge, Voluntary Termination, or Competing Business - If, prior to the payment of the Performance Units, the Participant is separated from employment for cause, as determined by the Compensation Committee, or the Participant engages in any business that is directly or indirectly competitive with or detrimental to the interests of Prudential as determined by the Compensation Committee, or if, before the end of the performance period, the Participant resigns or otherwise terminates

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    employment under circumstances not described in Section VI B-E below, the
    Participant's Performance Units shall be canceled and the Participant shall receive no payment under this Plan. Canceled Performance Units may be granted to other Participants.

B. Retirement - Subject to compliance with the conditions outlined below, if during the performance period, a Participant separates from employment by reason of retirement upon or after qualifying to retire (whether at early or normal retirement) under the terms and conditions of any pension plan sponsored by the Company or an affiliate in which the Participant participates, the number of Performance Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the performance period during which the Participant was an active employee and the denominator of which is the number of months in the performance period (36). A partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month. The resulting reduced number of Performance Units shall be considered vested and payment made to the Participant following the final valuation of the Plan as described in Section V, provided that the Company reserves the right to cancel such Performance Units if the Participant, prior to the end of the applicable performance period, (i) performs any services, whether as an employee, officer, director, agent, independent - contractor, partner or otherwise, for a competitor of the Company or any of its affiliates without the consent of the Administrator, as defined below, or (ii) takes any other action, including, but not limited to, interfering with the relationship -- between the Company or any of its affiliates and any of its employees, clients or agents, which is intended to damage or does damage to the business or reputation of the Company.

    The portion of any Performance Units reduced pursuant to the first sentence of this section (and therefore not payable to a Participant under any circumstances) shall be canceled and shall not be payable. In addition, if a Participant fails to comply with the conditions of payment, the pro-rated Performance Units shall also be canceled and shall not be payable.

C. Death - If a Participant dies during the performance period, the Participant's estate or beneficiaries will receive a lump sum payment calculated by (a) first reducing the number of Performance Units by multiplying the such number by a fraction, the numerator of which is the number of full or partial months in the performance period during which the Participant was an active employee and the denominator of which is the number of months in the performance period (36), (b) multiplying such Performance Units by the greater of (i) the most recent estimation of the accrued value of such units as of the participant's death or (ii) the unit value for achievement of plan results and (c) making a lump sum payment of such amounts to the participant's estate as soon as practicable thereafter.

D. Disability - If, prior to the payment of the Performance Units, a Participant's employment is terminated as a result of the Participant's inability to perform the basic requirement of his or her position due to physical or mental incapacity and after the

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    Participant's short-term disability benefits have expired under the terms of
    The Prudential Welfare Benefits plan, the number of Performance Units granted to the Participant will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the performance period during which the Participant was an active employee and the denominator of which is the number of months in the performance period
    (36). The period of time that the employee was on Short Term Disability shall be counted as active employment. A partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month. The resulting reduced number of Performance Units shall be considered vested and payment made to the Participant following the final valuation of the Plan as described in Section V. If the Performance Units are reduced pursuant to this paragraph, the portion of the Performance Units eliminated shall be canceled and shall not be payable.

E.  Termination of Employment of Certain Participants After a Change of Control

    If, prior to the payment of the Performance Units, a Participant's employment is terminated after a "Change of Control" as defined under the Prudential Executive Change of Control Severance Program, the Compensation Committee shall award a partial payment to such Participant that is not paid from Plan allocations. This payment will be based on the number of full months in the performance period that the Participant was an active employee and the most recent estimation of the accrued value as of the Participant's termination of employment.

F.  Involuntary Termination of Employment Other Than After a Change of Control

    If a Participant's employment is terminated prior to the payment of the Performance Units by reason of involuntary termination of employment for reasons other than those described in Section VI A-E above, the Performance Units granted will be canceled and the Participant shall receive no payment from the Plan. The Compensation Committee may, in its discretion, award a partial payment to such Participant which is not paid from Plan allocations. This payment will be based on the number of full months in the performance period that the Participant was an active employee and the most recent estimation of the accrued value as of the Participant's termination of employment. In no event is a Participant who terminates from employment for reasons described in this paragraph to receive a payment greater than that computed with a "target" performance factor of 1.0, even if the actual TSR performance factor exceeds the "target" 1.0 factor.

VII.  Plan Funding

The Plan shall at all times be unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or an affiliate for payment of any benefits under the Plan. The right of a Participant to receive payment under the Plan shall be an unsecured claim against the general assets of the Company or an affiliate, and

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neither the Participant nor any other person shall have any rights in or against any specific assets of the Company or an affiliate. The Company and any affiliate may establish a reserve of assets to provide funds for payments under the Plan.

VIII. Plan Administration

The Compensation Committee shall be the administrator of the Plan. With respect to its authority to award or cancel payments under the Plan to Participants whose employment is terminated, its authority to grant Performance Units to eligible new or promoted employees below the Senior Vice President level, and with regard to the participation in the Plan of persons who are below the level of Senior Vice President, the Plan shall be administered by the Prudential Executive Vice President, Human Resources or, to the extent that the Prudential Executive Vice President, Human Resources deems appropriate, to the Vice President, Total Compensation. The Compensation Committee, the Prudential Executive Vice President, Human Resources or the Vice President, Total Compensation, as applicable, shall be referred to as the Administrator. The Administrator shall administer the Plan in accordance with its terms and shall have the discretion and authority necessary in the administration of the Plan, including the authority to interpret the Plan, to make factual determinations under the Plan and to determine Plan payments and allocations. The Administrator shall have the discretion and authority to adopt and revise rules and procedures relating to the Plan, to correct any defect or omission or reconcile any inconsistency in this Plan or any payment hereunder, and to make any other determinations that it believes necessary or advisable in the administration of the Plan. Determinations and decisions by the Administrator shall be final and binding on all employees, Participants and all other persons.

IX.   Revocation, Amendment, and Termination

Other than as set forth below, the Compensation Committee may, in its sole discretion, at any time and from time to time amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any Participant or employee. This Plan may be amended or terminated by resolution of the Compensation Committee and by execution of a written instrument by a duly authorized officer of the Company.

Notwithstanding the foregoing, if the Plan is terminated, modified or replaced by the Compensation Committee, the Company or any successor in a manner that materially adversely affects Participants of this Plan as a group in connection with a "Change of Control" as defined under the Prudential Executive Change of Control Program, payments of the full 2002 Performance Unit Award will be made to Participants under the Program as of such date, using the most recent estimation of the accrued value as of the date of Plan termination, modification or replacement. If the Plan is continued by the Company or any successor after a Change of Control or is replaced by the Company or any successor to the Company in a manner that does not materially adversely affect Participants of this Plan as a group, no immediate payment of the benefits described in the preceding sentence will be made unless and until such Participant's employment is

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terminated by the Company or any affiliate in accordance with the provisions of the Plan or, if more favorable, any successor or replacement plan.

X.    Limitation On Liability

The liability of the Company or any affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, an affiliate, or the Compensation Committee not expressly set forth in the Plan.

XI.   No Contract of Employment

The existence of this Plan, as in effect at any time or from time to time, or any grant of Performance Units under the Plan shall not be deemed to constitute a contract of employment between Prudential, or an affiliate, and any employee or Participant, nor shall it constitute a right to remain in the employ of Prudential or an affiliate. Employment with Prudential or an affiliate is employment-at-will and either party may terminate the Participant's employment at any time, for any reason, with or without cause or notice.

XII.  No Right to Participate

Except as provided in Sections II and III, no Participant or other employee shall at any time have a right to be selected for participation in the Plan, despite having previously participated in an incentive or bonus plan of the Company or an affiliate.

XIII. No Limitations on Corporate Actions

Except as may otherwise be provided for in Sections VI E. or IX of the Plan (related to payments in the event of a Change of Control), nothing contained in this Plan shall be construed to prevent the Company, or any affiliate, from taking any corporate action which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any awards made under this Plan. No employee, beneficiary, or other person, shall have any claim against the Company, or any of its affiliates, as a result of any such action.

XIV.  Facilitation of Payments

Notwithstanding anything else in this Plan to the contrary, in the event that a payment is due to an employee, or former employee (or a beneficiary thereof), under this Plan and the recipient is a minor, mentally incompetent, or otherwise incapacitated, such payment shall be made to the recipient's legal representative, or guardian. If there is no such legal representative, or guardian, Prudential, in its sole discretion, may direct that payment be made to any person Prudential, in its sole discretion, believes, by reason of a family relationship, or otherwise, will apply. Upon such payment, for the benefit of the

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recipient, the Company and each of its affiliates shall be fully discharged of all obligations therefor.

XV.    Addresses; Missing Recipients

A recipient of any payment under this Plan who is not a current employee of the Company, or an affiliate, shall have the obligation to inform the Company of his or her current address, or other location to which payments are to be sent. Neither the Company nor any affiliate shall have any liability to such recipient, or any other person, for any failure of such recipient, or person, to receive any payment if it sends such payment to the address provided by such recipient by first class mail, postage paid, or other comparable delivery method. Notwithstanding anything else in this Plan to the contrary, if a recipient of any payment cannot be located within 120 days following the date on which such payment is due after reasonable efforts by the Company or an affiliate, such payments and all future payments owing to such recipient shall be forfeited without notice to such recipient. If, within two years (or such longer period as Prudential, in its sole discretion, may determine), after the date as of which payment was forfeited (or, if later, is first due), the recipient, by written notice to the Company, requests that such payment and all future payments owing to such recipient be reinstated and provides satisfactory proof of their identity, such payments shall be promptly reinstated. To the extent the due date of any reinstated payment occurred prior to such reinstatement, such payment shall be made to the recipient (without any interest from its original due date) within 90 days after such reinstatement.

XVI.   Taxes

The Company or an affiliate shall have the right to deduct from all payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

XVII.  Successors

All obligations of the Company and any affiliate under the Plan shall be binding upon and inure to the benefit of any successor to the Company or such affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, demutualization or otherwise.

XVIII. Captions

The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

XIX.   Third Parties

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Nothing expressed or implied in this Plan is intended or may be construed to give any person other than eligible Participants any rights or remedies under this Plan.

XX.  Non-Alienation Provision

Subject to the provisions of applicable law, no interest of any person or entity in any long term incentive award, or right to receive any long term incentive award or any distribution or other benefit under the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest in any long term incentive award, or right to receive any long term incentive award or any distribution or any benefit under the Plan be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including (but not limited to) claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

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